Exhibit (a)(20)

     [DIME LOGO]

   INTER - OFFICE


                                                                   April 6, 2000


TO:       Dime Associates

FROM:     Frank Wright

SUBJECT:  Exchange Offer by North Fork/Dime-Hudson Merger Proxy Solicitation
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         The purpose of this memo is to provide Dime and North American employees with information regarding two related, but distinct, items:

          o the hostile exchange offer (also known as a "tender offer") commenced by North Fork Bancorporation Inc. on March 15th pursuant to which North Fork is attempting to acquire all of the outstanding shares of Dime for a combination of $2.00 in cash and
               0.9302 shares of common stock of North Fork; and

          o the solicitation of proxies in connection with the proposed merger of Dime and Hudson United Bancorp.

If you are a Dime stockholder, you have received a considerable amount of information in the past few weeks on these topics, much of which requests you to take some sort of action. Consequently, we thought it might be useful to both review what has been sent to you so far and describe what you may be receiving in the upcoming days and weeks.

North Fork's Hostile Tender Offer
---------------------------------

         If you are a Dime stockholder, you have received a letter to stockholders from our CEO, Larry Toal, dated March 20, 2000, containing the Board of Directors' recommendation regarding North Fork's hostile tender offer. You also should have received from North Fork a Preliminary Prospectus/Offer to Exchange, together with a Letter of Transmittal and related materials, with information about their hostile offer.

         THE BOARD OF DIRECTORS OF DIME HAS UNANIMOUSLY RECOMMENDED THAT DIME STOCKHOLDERS REJECT NORTH FORK'S HOSTILE OFFER BY NOT TENDERING THEIR DIME SHARES TO NORTH FORK.*


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*    If you hold shares directly or through a broker account and decide NOT to tender your shares to North Fork, you need do nothing. If you hold shares in your Dime 401(k) or North American 401(k), you must complete and return the instruction card you received, regardless of whether or not you decide to tender your shares.

Dime-Hudson Merger Proxy Solicitation
-------------------------------------

         As you probably know, the Special Meeting of Stockholders of Dime Bancorp, Inc. to vote on the merger agreement between Hudson United Bancorp and Dime, which was originally scheduled to be held on March 15, 2000, has been rescheduled to MAY 17, 2000 in light of the developments of the past few weeks.

         If you are a Dime stockholder, you previously received from Dime

               o    a Proxy Statement/Prospectus, dated February 8, 2000,

               o a Supplement to the Proxy Statement/Prospectus, dated March 7, 2000,

               o    a WHITE proxy card, and

               o two Notices of Postponement of Special Meeting, one dated March 13, 2000 and the other dated March 20, 2000.

You may also have received a Proxy Statement and GOLD proxy card relating to the Special Meeting that was sent by North Fork.

         In the next few weeks, all Dime stockholders should be receiving a new WHITE proxy card, with an updated Proxy Statement/Prospectus, from Dime. You may also receive a new GOLD proxy card from North Fork and proxy solicitation material from North Fork. These new materials should specifically refer to the May 17th Special Meeting date. You should complete and return one of these new proxy cards in order to have your voice heard at the Special Meeting. BECAUSE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF DIME STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING IS NEEDED FOR US TO PROCEED WITH THE MERGER, YOUR VOTE IS VERY IMPORTANT.

         THE BOARD OF DIRECTORS OF DIME HAS RECOMMENDED THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT WITH HUDSON. Therefore, I urge you to mark the "For" box on the proxy card you will receive and sign it and return it as soon as possible.


                               * * * * * * * * * *

         I urge you to read all of the information that has been sent to you before making your decision with respect to either tendering your Dime shares to North Fork or voting on the Dime-Hudson merger. If you need any additional information or have any questions about either of these matters, please call Dime's representative, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

            THE FOLLOWING INFORMATION IS CRITICAL TO PARTICIPANTS IN
              DIME'S 401(K) PLAN, NORTH AMERICAN'S 401(K) PLAN AND
                    LAKEVIEW'S EMPLOYEE STOCK OWNERSHIP PLAN

         Re:  North Fork's Hostile Tender Offer
              ---------------------------------

         If you have shares of Dime stock in either of the 401(k) plans, you should have received an instruction card along with the materials sent to you on behalf of North Fork regarding their hostile tender offer. This card MUST be sent back to the plan trustee for receipt no later than 11:59 pm EDT on May 25, 2000 in order for the plan trustee, in its reply to North Fork, to accurately reflect your wishes as to whether or not you want to tender your Dime shares.

                 IF YOU DO NOT DO ANYTHING, YOUR 401(K) SHARES
                      MAY BE TENDERED AGAINST YOUR WISHES.

         Given the way the plans work, the tabulator of instructions for each plan will count the responses actually received and determine the proportion of the number of 401(k) shares in that plan to be tendered to North Fork as compared to those not to be tendered. The tabulator will advise the Benefits Committee of this proportion. The plans require that the Benefits Committee instruct the plan trustee to tender (or not to tender) the 401(k) plan shares of those who did not respond in the same proportion as those who did respond.

         For example, if holders of only half of the shares in the plan respond to the instruction card and the ratio of responses is 2-to-1 in favor of tendering shares, the Benefits Committee will advise the plan trustee to tender, in the same 2-to-1 ratio, the shares for which no instructions have been received. Assuming that the plan has 10,000 shares, this means that 6,667 of the plan's shares will be tendered even though holders of only 3,334 shares instructed the plan trustee to tender their shares. Therefore, if you do not send in your instructions, your shares in the plan may be tendered against your wishes. For your convenience, we will be forwarding another copy of the instruction card to all participants in the Dime and North American 401(k) plans. If you haven't sent in your card, please do so now. If you have already sent in your instruction card, you do not need to send in a new one unless you want to change your instructions.

         Because instructions of plan participants will need to be tabulated BEFORE the closing of North Fork's hostile offer (which is currently set to expire at midnight on May 30, 2000), your properly submitted instruction card must be received by the tabulator NO LATER THAN 11:59 PM EDT ON THURSDAY, MAY 25TH.

         Re:  Dime-Hudson Merger Proxy Solicitation
              -------------------------------------

         If you have shares of Dime stock in Dime's 401(k) Plan, North American's 401(k) Plan, or Lakeview's Employee Stock Ownership Plan as of March 30, 2000, you are entitled to direct that plan's trustee as to the manner in which those shares are to be voted at the Special Meeting regarding the Dime-Hudson merger. If you do not submit a signed proxy card, your plan shares may be voted in a manner you did not intend.

         With respect to proxy voting, these plans follow a similar procedure to that described above with respect to the tendering of shares. The tabulator of votes for each of the plans will count the proxy cards received and determine the proportion of the number of plan shares to be voted FOR the Dime-Hudson merger as compared to those to be voted AGAINST the merger and the abstentions. The tabulator will advise the Benefits Committee of this proportion. The plans require that the Benefits Committee instruct the plan trustee to vote the 401(k) plan shares of those who did not submit a proxy card in the same proportion as those who did.

         Because votes by participants in these plans will need to be tabulated BEFORE the final due date for general voting by Dime stockholders, your properly submitted proxy card for shares held under the plans must be received by the tabulator of votes NO LATER THAN 5:00 PM EDT ON FRIDAY, MAY 12TH. You may either mail your proxy card in the return envelope that will be provided in the materials to be sent to you shortly or

          o participants in Dime's 401(k) Plan may fax their proxy cards to BankBoston, N.A. at (781) 575-2534;

          o participants in North American's 401(k) Plan may fax their proxy cards to ADP at (206) 344-5912; and

          o participants in Lakeview's Employee Stock Ownership Plan may fax their proxy cards to HSBC Bank USA at (716) 841-2071.


                               * * * * * * * * * *

Just a reminder -- if you need any additional information or have any questions about either North Fork's hostile offer or voting on the Dime-Hudson merger, please call Dime's representative, Innisfree M&A Incorporated, toll-free at
(888) 750-5834.


               Investors are urged to read Dime and Hudson's proxy statement/prospectus, and any amendments or supplements when they become available, as well as any solicitation/recommendation statement that may be filed by Dime, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These documents may also be obtained for free from Dime by directing such request to: Dime Bancorp, Inc., Investor Relations Dept., 589 Fifth Avenue, New York, New York, telephone:
          (212) 326-6170, or Innisfree M&A Incorporated at (888) 750-5834.

               Dime, its directors and executive officers and certain other persons may be deemed "participants" in any solicitation of proxies from Dime stockholders. Information regarding the participants in any solicitation is contained in a statement on Schedule 14A filed by Dime with the SEC on March 22, 2000.